SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under sec.240.14a-12

MICHAEL BAKER CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	$125 per Exchange Act Rules O-11 (c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2)of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MICHAEL BAKER CORPORATION
Airside Business Park
100 Airside Drive
Moon Township, PA 15108

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Michael Baker Corporation (“Michael Baker”) on April 19, 2007 at 10:00 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives personal information about Michael Baker’s director candidates.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or you may vote over the Internet or by telephone by following the instructions found on the proxy card. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Mailing your proxy or voting over the Internet or by telephone does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

H. James McKnight
Secretary

March 28, 2007

NOTICE OF 2007 ANNUAL MEETING

Date, Time and Place

•	April 19, 2007

•	10:00 a.m.

•	Doubletree Hotel
8402 University Blvd.
Moon Township, PA 15108
(412) 329-1400

Purpose

•	Elect eight (8) directors to serve for a one-year term.

•	Conduct other business if properly raised.

Procedures

•	Please complete the enclosed proxy card(s) requested by the Board.

•	Only shareholders of record on March 5, 2007 receive notice of, and may vote at, the meeting.

Your vote is important. Please complete, sign, date and return your proxy card(s) promptly in the enclosed envelope or vote over the Internet or by telephone.

H. James McKnight
Secretary

March 28, 2007

TABLE OF CONTENTS
TABLE OF CONTENTS

i

GENERAL

We have sent you this booklet and proxy on or about March 28, 2007 because the Board of Directors of Michael Baker Corporation (“Michael Baker”) is soliciting your proxy to vote at Michael Baker’s 2007 annual meeting of shareholders.

Who May Vote

Shareholders of Michael Baker as reflected in Michael Baker’s stock records at the close of business on March 5, 2007 may vote. You have one vote for each share of Michael Baker common stock you own, and you have cumulative voting rights in the election of directors. Cumulative voting entitles you to that number of votes in the election of directors equal to the number of shares of Michael Baker common stock you own multiplied by the total number of directors to be elected. Under cumulative voting, you may cast the total number of your votes for one nominee or distribute them among any two or more nominees as you choose. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in such manner that the number of shares voted for each nominee (and for any substitute nominated by the Board of Directors if any nominee listed becomes unable or is unwilling to serve) will be as nearly equal as possible. The eight nominees receiving the highest number of affirmative votes cast at the annual meeting by the holders of common stock voting in person or by proxy, a quorum being present, will be elected as directors.

How to Vote

You may vote in person at the meeting or by proxy. Most shareholders of record have a choice of voting by proxy over the Internet, by telephone or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, stockbroker or other holder of record to see which options are available to you. We recommend that you vote by proxy even if you plan to attend the meeting, as you can always change your vote at the meeting.

How a Proxy Works

Giving Michael Baker a proxy means that you authorize Michael Baker to vote your shares in accordance with your directions. If you give Michael Baker a proxy but do not make any selections, your shares will be voted in favor of Michael Baker’s director candidates.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Michael Baker’s Secretary in writing.

Common Stock Outstanding

As of the close of business on March 5, 2007, approximately 8,698,168 shares of Michael Baker common stock were issued and outstanding.

Quorum and Voting Information

Quorum

In order to conduct the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card, vote over the Internet or vote by telephone. Votes withheld and abstentions, as well as votes for or against a proposal, are counted in determining a quorum.

Election of Directors

If a quorum is present at the meeting, the eight director candidates receiving the greatest number of votes cast will be elected to fill the open seats on the Board of Directors.

Other Matters

If a quorum is present any proposal other than the election of directors will be approved if a majority of the votes cast (in person or by proxy) are in favor of the proposal, unless the matter requires more than a majority vote under statute or Michael Baker’s bylaws. There are no other proposals included in this Proxy Statement or expected to come before the Annual Meeting.

Abstentions and Broker Non-Votes

Under Pennsylvania law an abstention or a broker non-vote is not considered a vote cast or considered in the calculation of the majority of votes cast and therefore will have no effect on the vote for an item. A broker non-vote occurs when a broker limits the number of shares voted on a proposal on its proxy card or indicates the shares represented by the proxy card are not being voted on a proposal.

COMMON STOCK OWNERSHIP

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission, a person beneficially owns Michael Baker common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the amount and percentage of Michael Baker common stock that is beneficially owned, as of March 5, 2007, by the named executive officers in the “Summary Compensation Table,” Michael Baker’s current non-employee directors/nominees, and all of Michael Baker’s directors and executive officers as a group. Each person has sole voting power and sole dispositive power unless indicated otherwise. No shares have been pledged as security by the named executive officers, directors or director nominees.

	Shares
	Owned		Percent
Executive Officer	(1)(2)(3)		of Class

Richard L. Shaw(6)	31,205	(4)	*
Donald P. Fusilli, Jr.(6)	31,159		*
William P. Mooney	21,262		*
Bradley L. Mallory	1,882		*
H. James McKnight	227		*
Andrew P. Pajak	191		*
John D. Whiteford	20,977		*

	Shares
	Owned		Percent
Non-employee Director/Nominee	(1)(2)(3)		of Class

Robert N. Bontempo	23,000		*
Nicholas P. Constantakis	28,500	(5)	*
William J. Copeland	23,500		*
Robert H. Foglesong	1,500		*
Roy V. Gavert Jr.	15,500		*
John E. Murray Jr.	23,000		*
Pamela S. Pierce	5,000		*
Directors and Executive Officers as a Group (18 persons)	237,933	(1)	2.73%

*	Less than 1%

(1)	This amount includes the number of shares of common stock indicated for each of the following persons or group which are allocated to their respective accounts as participants in the Baker 401(k) Plan and as to which they are entitled to give binding voting instructions to the trustee of the Baker 401(k) Plan: Mr. Mallory 586 shares, Mr. McKnight 227 shares, Mr. Pajak 191 shares, Mr. Whiteford 5,375 and all directors and executive officers as a group 32,007 shares. Baker 401(k) Plan holdings have been rounded to the nearest full share.

(2)	This amount includes options that are exercisable on or within 60 days of March 5, 2007 as follows: Mr. Shaw 13,000 shares, Mr. Mooney 19,708 shares, Dr. Bontempo 14,000 shares, Mr. Constantakis 11,000 shares, Mr. Copeland 14,000 shares, Mr. Gavert 4,000 shares, Dr. Murray 14,000 shares, Ms. Pierce 2,000 shares, Mr. Whiteford 15,602 and all directors and executive officers as a group 107,310 shares.

(3)	This amount includes restricted stock over which the Directors do not have dispositive power until restrictions lift as follows: Dr. Bontempo 3,000 shares, Mr. Constantakis 3,000 shares, Mr. Copeland 3,000 shares, Gen. Foglesong 1,500, Mr. Gavert 3,000 shares, Dr. Murray 3,000 shares, Ms. Pierce 3,000 shares, Mr. Shaw 1,500 shares.

(4)	This amount includes 7,500 shares gifted by Mr. Shaw to his spouse for which Mr. Shaw disclaims beneficial ownership.

(5)	This amount includes 10,000 shares gifted by Mr. Constantakis to his spouse for which Mr. Constantakis disclaims beneficial ownership.

(6)	Mr. Fusilli was terminated as President and Chief Executive Officer on September 12, 2006 and Mr. Shaw assumed the position of Chief Executive Officer on September 14, 2006.

Owners Of More Than 5%

The following table shows shareholders who are known to Michael Baker to be a beneficial owner of more than 5% of Michael Baker’s common stock as of December 31, 2006.

	Shares of		Percent
Name and Address of Beneficial Owner	Common Stock(1)		of Class

Baker 401(k) Plan	1,494,266	(2)	17.18%
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 12108
Jeffrey Gendell	847,300	(3)	9.74%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Wellington Management Company LLP	523,100	(4)	6.01%
75 State Street
Boston, MA 02109

(1)	Under Securities and Exchange Commission regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	The Baker 401(k) Plan requires the trustee to vote the shares held by the trust in accordance with the instructions from the participants for all shares allocated to such participants’ accounts. Allocated shares for which no such instructions are given and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given. In the case of a tender offer, allocated shares for which no instructions are given are not voted or tendered and shares not allocated to the account of any employee are voted by the trustee in the same proportion as the votes for which participant instructions are given.

(3)	According to the Schedule 13G filed February 14, 2006, Mr. Gendell is a managing member of the following entities: Tontine Management, L.L.C., which beneficially owns, as general partner of Tontine Partners, L.P., 360,845 shares; Tontine Capital Management, L.L.C., which beneficially owns, as general partner of Tontine Capital Partners, L.P., 85,300 shares; and Tontine Overseas Associates, L.L.C., which beneficially owns 401,155 shares, and in that capacity directs their operations. Accordingly, Mr. Gendell shares both dispositive and voting power with respect to the 847,300 shares.

(4)	According to the Schedule 13G filed February 14, 2007, Wellington Management Company LLP shares voting power with respect to only 384,000 shares and dispositive power with respect to all 523,100 shares beneficially owned in its capacity as an investment advisor.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Michael Baker’s directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Michael Baker stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2006, except for the reporting of the grants of 1,500 shares of restricted stock and 2,000 stock options to each of Michael Baker’s non-employee directors on November 30, 2006 under Michael Baker’s 1996 Nonemployee Directors Stock Incentive Plan, which were reported on a Form 5 filed with the Securities and Exchange Commission on February 14, 2007 rather than on a Form 4 within two days of the date of grant.

PROPOSAL 1 — ELECTION OF DIRECTORS

Michael Baker’s Board of Directors currently has eight members. Robert N. Bontempo, Nicholas P. Constantakis, William J. Copeland, Robert H. Foglesong, Roy V. Gavert, Jr., John E. Murray, Jr., Pamela S. Pierce and Richard L. Shaw, whose terms of office are expiring, have been nominated to serve for new terms ending in 2007. All nominations were made by the Governance and Nominating Committee of the Board, as further described in “The Governance and Nominating Committee” on pages 9 and 10, and approved by the entire Board of Directors.

Vote Required

Your proxy will be voted “for” the election of these nominees, unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The eight nominees who receive the most votes will be elected as directors.

The Board recommends you vote “for” each of the following candidates.

Director Nominees

The following table sets forth certain information regarding the nominees as of March 5, 2007. All of the nominees were elected directors by Michael Baker’s shareholders at the 2006 Annual Meeting. Except as otherwise indicated, each nominee has held the principal occupation listed or another executive position with the same entity for at least the past five years.

Robert N. Bontempo, Ph.D. Age 47 Director since 1997	Professor at Columbia University School of Business since July 1994. Formerly: Assistant Professor of International Business at Columbia University Graduate School of Business from July 1989 to July 1994.

Nicholas P. Constantakis, CPA Age 67 Director since 1999	Retired. Formerly: Partner, Andersen Worldwide SC (independent public accountants and consultants) from June 1961 to August 1997. Holds numerous investment company directorships in the Federated Fund Complex and has been Chairman of the Audit Committee of the Funds since February 2005.

William J. Copeland	Retired. Formerly: Chairman of the Board of Michael Baker; Vice Chairman
Age 88	of the Board of PNC Financial Corp. and Pittsburgh National Bank.
Director since 1983

Robert H. Foglesong Age 61 Director since April 2006	President of Mississippi State University since February 2006. Formerly a 33-year career with the United States Air Force, including serving as Vice Commander, and retiring in February 2006 as a four star general and Commander, United States Air Force Europe. Founded and leads the Appalachian Leadership and Education Foundation.

Roy V. Gavert, Jr. Age 73 Director since 1988	Chairman of Horton Company (manufacturer of valves for household appliances) since August 1989. Formerly: President and Chief Executive Officer of Kiplivit North America, Inc. (manufacturing); Chairman of World Class Processing, Inc. (manufacturing); retired Executive Vice President, Westinghouse Electric Corporation. Director Fincom, Inc.; Trustee Bucknell University.

John E. Murray, Jr., S.J.D. Age 74 Director since 1997	Chancellor of Duquesne University since 2001; Professor of Law of Duquesne University since prior to 1995. Formerly: President of Duquesne University since prior to 1995 until 2001. Holds numerous investment company directorships in the Federated Fund Complex.

Pamela S. Pierce Age 52 Director since 2005	Self employed (consultant). Formerly: President of Huber Energy until July 2004; President and Chief Executive Officer of Mirant Americas Energy Capital and Production Company from September 2000 until September 2002; Vice President Business Development, Vastar Resources, Inc. from February 1996 to September 2000.

Richard L. Shaw Age 79 Director since 1965	Chairman of the Board of Michael Baker since 1993 and Chief Executive Officer since September 2006. Formerly: Chief Executive Officer from September 1999 to April 2001; President and Chief Executive Officer from September 1993 through September 1994; President and Chief Executive Officer from April 1984 to May 1992.

The Board and Committees

The Board met 17 times during 2006. All directors participated in at least 75% of all meetings of the Board and the committees on which they served in 2006. The Board committees that help the Board fulfill its duties include the Executive Committee, the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Health, Safety, Environmental and Compliance Committee.

The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the American Stock Exchange. The Board has reviewed the independence of its members under the American Stock Exchange listing standards and has determined that a majority of its members are independent. Specifically, none of the following directors, Dr. Bontempo, Mr. Constantakis, Mr. Copeland, Mr. Gavert, General (Ret.) Foglesong and Dr. Murray, has a material relationship with Michael Baker and each such director meets the independence requirements of the American Stock Exchange.

It is Michael Baker’s policy that all directors attend the annual meeting of shareholders if reasonably possible. All directors then serving attended the 2006 annual meeting of shareholders.

The Executive Committee

The Executive Committee has all of the powers of, and the right to exercise all of the authority of, the Board of Directors in the management of the business and affairs of Michael Baker. The Executive Committee met 4 times in 2006. The Executive Committee members are Mr. Shaw, Mr. Copeland and Dr. Murray. Mr. Shaw serves as the Executive Committee’s Chairman.

The Audit Committee

The Audit Committee acts under a written charter, which was amended and restated by the Board of Directors on February 19, 2004. A current copy of the Audit Committee Charter is attached as Appendix A to this proxy statement, and is also available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Audit Committee met 22 times in 2006. The Audit Committee members are Dr. Bontempo, Mr. Constantakis and Mr. Gavert. Dr. Bontempo serves as the Audit Committee’s Chairman. The Board of

Directors has concluded that all Audit Committee members are independent as defined by the American Stock Exchange listing standards. In addition, the Board has determined that Mr. Constantakis qualifies as an “audit committee financial expert,” as such is defined by the regulations of the Securities and Exchange Commission.

The Audit Committee assists the Board in overseeing the accounting and financial reporting process of the Michael Baker. It is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Michael Baker. The functions performed by the Audit Committee include:

•	appointing the independent registered public accountants;

•	reviewing with the independent registered public accountants the plan for, and the results of, the auditing engagement;

•	approving professional services to be provided by the independent registered public accountants before the services are performed;

•	reviewing the independence of the independent registered public accountants;

•	overseeing the work of the independent registered public accountants;

•	discussing Michael Baker’s financial statements with the independent registered public accountants and management; and

•	reviewing Michael Baker’s system of internal accounting controls.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Michael Baker regarding accounting, internal controls or auditing matters.

The Audit Committee has considered whether the independent registered public accountant’s provision of non-audit related services is compatible with maintaining the independence of the independent registered public accountants.

The Audit Committee Report

The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management of Michael Baker has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of the Audit Committee’s oversight function, the Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee meets privately with the independent registered public accountants of the Company, who have unrestricted access to the Audit Committee. Specifically, the Audit Committee reviewed and discussed the consolidated balance sheet of Michael Baker Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of income, shareholders’ investment and cash flows, for the year then ended, with management of the Company and the independent registered public accountants. These consolidated financial statements, which are the responsibility of the Company’s management, are included in the Company’s annual report to shareholders and in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. They have been audited by Deloitte & Touche LLP, independent registered public accounting firm, and their report thereon, which accompanies the consolidated financial statements, is an important part of the Company’s reporting responsibility to its shareholders. Based on the Audit Committee’s review of the consolidated financial statements and the discussions with Company management and the independent registered public accountants, the Audit Committee is responsible for making a recommendation to the Board of Directors of the Company regarding inclusion of the audited financial statements in the Company’s annual report on Form 10-K.

The Audit Committee has met with the independent registered public accountants and discussed the matters that they are required to communicate to the Audit Committee by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended. These items include, but are not limited to, significant issues identified during the audit such as management judgments and accounting estimates, accounting policies, proposed audit adjustments, financial statement disclosure items and internal control issues, and if there were any disagreements with management or difficulties encountered in performing the audit.

The Company’s independent registered public accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees).  The Audit Committee has met with and discussed the independent registered public accountants’ independence.

Based on the Audit Committee’s review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the aforementioned 2006 audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

As part of the ongoing oversight process, the Audit Committee, with the advice of legal counsel, the Company’s independent registered public accountants and other advisors, has adopted and implemented in a timely manner the new rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.

Respectfully submitted,

Robert N. Bontempo	Nicholas P. Constantakis	Roy V. Gavert, Jr.

The Compensation Committee

The Compensation Committee acts under a written charter, which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Compensation Committee provides assistance to the Board relating to the compensation of Michael Baker’s officers and directors. The Committee’s principal responsibilities include:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	administering Michael Baker’s short-term and long-term incentive plans and other stock or stock-based plans.

The Compensation Committee ensures that the compensation of Michael Baker’s executives and other key employees are fair and competitive, as well as in compliance with applicable laws.

The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers. The Committee reviews these recommendations in light of Michael Baker’s overall compensation objectives. A final comparison is made to verify that the total percentage increase in compensation paid to the executive officers as a group is not disproportionate to the percentage increase applicable to other Company employee groups. The Compensation Committee annually reviews market data by reviewing executive compensation surveys compiled by third-party consultants, compensation of an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the three components of executive compensation (base salary, annual incentives and long-term incentives). All recommendations of the Compensation Committee relating to compensation of Michael Baker’s executive officers are reviewed and approved by the full Board of Directors.

Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants of its selection to advise it with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources in connection with performance of its duties, including data compiled by or provided by compensation consultants. William M. Mercer Incorporated assisted in the development of Michael Baker’s short-term incentive compensation plan, the 2002 Line of Sight Plan. The Compensation Committee did not engage compensation consultants to assist in determining the 2006 compensation of Michael Baker’s executive officers.

In regard to Michael Baker’s non-employee directors, the Compensation Committee also uses an industry peer group, data from local companies, and survey data compiled by third-party consultants to assess and determine the level of director compensation. This data is compiled by the Chief Resources Officer and provided to the Compensation Committee. Director compensation is reviewed and approved by the full Board of Directors.

The Compensation Committee also adopts or amends incentive compensation plans and equity award plans in which the executive officers and non-employee directors are participants.

The Compensation Committee met 5 times in 2006. The Compensation Committee members are Drs. Murray and Bontempo and Mr. Constantakis. Dr. Murray serves as the Compensation Committee’s Chairman. All of the members of the Compensation Committee are non-employee directors.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2006, Drs. Murray and Bontempo and Mr. Constantakis, are non-employee directors who satisfy the independence standards of the American Stock Exchange listing standards.

During 2006, Michael Baker had no interlocking relationships in which (i) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; (ii) an executive officer of Michael Baker served as a director of another entity, one of whose executive officers served on the Compensation Committee of Michael Baker; or (iii) an executive officer of Michael Baker served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Michael Baker. No member of the Compensation Committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with Michael Baker requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 11 through 15 of this Proxy Statement with management.

Based on the review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

John E. Murray, Jr.	Robert N. Bontempo	Nicholas P. Constantakis

The Governance and Nominating Committee

The Governance and Nominating Committee acts under a written charter which was adopted by the Board of Directors on February 20, 2003. A current copy of the Governance and Nominating Committee Charter is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The principal functions of the Governance and Nominating Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Michael Baker’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Michael Baker; and

•	recommend corporate governance guidelines.

The Governance and Nominating Committee met 4 times in 2006. The current Governance and Nominating Committee members are Mr. Gavert, Mr. Constantakis and Mr. Copeland who are each independent, as independence for such members is defined in the listing standards of the American Stock Exchange. Mr. Gavert is the Chairman of the Governance and Nominating Committee. All the members of the Governance and Nominating Committee are non-employee directors.

The Committee will consider nominees for Director recommended by shareholders. Shareholders wishing to recommend a director candidate for consideration by the Committee can do so by writing to the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108; giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a current resume of the individual and a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Nominations must be received at least 60 days prior to the annual meeting of shareholders. No candidates for Board membership have been put forward by shareholders for election at the 2007 annual meeting.

In evaluating candidates for the Board, the Governance and Nominating Committee considers the entirety of each candidate’s credentials. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experience and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidates’ character, integrity, experience, understanding of strategy and policy-setting, and reputation for working well with others. If candidates are recommended by Michael Baker’s shareholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Pursuant to authority granted under its charter, the Governance and Nominating Committee has the authority to hire and pay a fee to a consultant or search firm to assist in the process of identifying and evaluating director candidates. The Committee did not use a consultant or search firm in the last fiscal year.

The Health, Safety, Environmental and Compliance Committee

The Health, Safety, Environmental and Compliance Committee acts under a written charter, which is available on Michael Baker’s website at http://www.mbakercorp.com and available in print to any shareholder upon request.

The Health, Safety, Environmental and Compliance Committee reviews and considers health, safety, environmental and related compliance issues relative to Michael Baker.

The Health, Safety, Environmental and Compliance Committee was restructured in 2006 due to the untimely passing of its Chairman and, as a result, did not meet during 2006. The current Health, Safety, Environmental and Compliance Committee members are Ms. Pierce, General Foglesong and Mr. Gavert. Ms. Pierce is the Chairperson of the Health, Safety, Environmental and Compliance Committee.

Compensation Discussion and Analysis

Overview.

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of Michael Baker’s executive officers who served as named executive officers during 2006. The discussion focuses primarily on the information contained in the tables and related footnotes and narrative for 2006, but we also describe compensation actions taken prior to 2006 to the extent it enhances the understanding of Michael Baker’s executive compensation disclosure.

The principal elements of Michael Baker’s executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. Michael Baker’s other benefits and perquisites consist of group life insurance premiums paid on behalf of Michael Baker’s executives, social and health club dues, tax gross-up payments and matching contributions made under Michael Baker’s 401(k) plan. Effective December 1, 2006, Michael Baker no longer reimburses executives for social and health club dues. Michael Baker’s philosophy on compensation places a share of overall compensation “at risk,” thereby rewarding employees based on the overall performance of Michael Baker.

Objectives and Philosophy.

The overall objectives of Michael Baker’s executive compensation program are:

•	to attract and retain executive officers and other key employees of outstanding ability, and to motivate all employees to perform to the full extent of their abilities;

•	to ensure that pay is competitive with other leading companies in Michael Baker’s industries;

•	to reward executive officers and other key employees for corporate, group and individual performance; and

•	to ensure that total compensation to the executive officers as a group is not disproportionate when compared to Michael Baker’s total employee population.

In determining executive compensation for 2006, the Compensation Committee reviewed the relationship of an executive’s compensation to that of other executive officers of Michael Baker, similar executive officers in comparable companies, and Michael Baker’s current and projected growth and profitability performance. The Compensation Committee believes that executive compensation packages provided by Michael Baker to its executives, including the named executive officers, achieve the objectives of this philosophy resulting in competitive packages that appropriately reward the named executive officers through both cash based and stock based compensation.

Compensation Process.

Compensation Committee.  Executive officer compensation is administered by the Compensation Committee of Michael Baker’s Board of Directors, which is composed of three members, Drs. Murray and Bontempo and Mr. Constantakis. Dr. Murray serves as Chairman of the Compensation Committee. The Compensation Committee approved the 2006 compensation arrangements described in this compensation discussion and analysis. Michael Baker’s Board of Directors appoints the Compensation Committee members and delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving Michael Baker’s compensation philosophy;

•	reviewing and approving the executive compensation programs, plans and awards; and

•	administering Michael Baker’s short- and long-term incentive plans and other stock or stock-based plans.

The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers. The Committee reviews these recommendations in light of Michael Baker’s overall compensation objectives. A final comparison is made to verify that the total percentage increase in compensation paid to the executive officers as a group is not disproportionate to the percentage increase applicable to other Company employee groups. The Compensation Committee annually reviews market data by reviewing executive compensation surveys compiled by third-party consultants, compensation of an industry peer group and compensation of a group of local companies to assess Michael Baker’s competitive position for the three components of executive compensation (base salary, annual incentives and long-term incentives). All recommendations of the Compensation Committee relating to compensation of Michael Baker’s executive officers are reviewed and approved by the full Board of Directors.

Role of Compensation Experts.  Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants of its selection to advise it with respect to Michael Baker’s salary and incentive compensation and benefits programs. The Compensation Committee has historically engaged compensation consultants for a variety of purposes. The Compensation Committee regularly reviews data from multiple third party sources in connection with the performance of its duties, including data compiled by or provided by compensation consultants. William M. Mercer Incorporated assisted in the development of Michael Baker’s short-term incentive compensation plan, referred to as the Line of Sight Plan. The Compensation Committee did not engage compensation consultants to assist in determining the 2006 compensation of Michael Baker’s executive officers.

Role of Michael Baker’s Executive Officers in the Compensation Process.  The Chief Executive Officer recommends to the Compensation Committee salary adjustments for executive officers. No other executive officer has a role in setting executive compensation.

Components of Compensation.

Michael Baker’s 2006 compensation consists of base salary and program elements primarily structured to reward Michael Baker’s executive officers for achieving certain financial and business objectives.

Base Salaries.  An overall salary budget increase recommendation is compiled by the Human Resources function for all divisions of Michael Baker. The amount of the merit increase percentage is then established and approved by the Compensation Committee at the October meeting for the next calendar year. These increases are determined by reviewing a variety of third party compensation data, for which 2006 salaries included data from: The Conference Board, Watson Wyatt, Mercer and Hewitt.

Michael Baker establishes a salary range based on benchmarking for each of its executive officers’ salary grade level. The competitive norm for salary ranges for 2006 was established by reviewing data from the third party consultant surveys including several Watson Wyatt categories such as the Services and Engineering and Related categories, and data from Economic Research Institute’s Executive Compensation Assessor survey for the Engineering Services category. Consideration was also given to Michael Baker’s industry peer group. Michael Baker’s industry peer group for benchmarking includes Tetra Tech Inc., Fluor Corporation, Jacobs Engineering Group Inc., Stantec, The Shaw Group Inc. and URS Corporation. In using this group for benchmarking, the Compensation Committee takes into consideration that many of the peer group companies have higher market capitalization and/or total revenue than Michael Baker. Finally, consideration was given to comparable local companies to determine if the proposed ranges of executive salaries were in line with the market. This benchmarking is performed using local companies such as IGATE Corporation, Mine Safety Appliance Corporation, Black Box Corporation, Matthews International Corporation and Calgon Carbon Corporation. The use of local companies in addition to survey data and Michael Baker’s peer group is based on the philosophy that Michael Baker’s executives are hired from a talent pool that does not comprise of only Engineering and Energy industry executives and that Michael Baker competes in the regional market for certain of its executive officer positions. Michael Baker generally establishes its executive officer salary midpoint at the average midpoint determined through this benchmarking process with a range established at the 75th percentile. Based on this benchmarking process, the salary ranges for Michael Baker’s executive officers were increased by 3.80% for fiscal year 2006.

Individual executive officer base salaries for Michael Baker’s executive officers are reviewed annually at the February Compensation Committee meeting with increases to be effective in April of the fiscal year. Increases are recommended by the Chief Executive Officer. The position of the executive officer within the salary range for the executive’s position established by the benchmarking process described above and the executive’s years in the position, responsibility and contributions to the business are all taken into consideration. Individual salaries may be above or below the midpoint in the established range based on the individual’s years in the position, contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to Michael

Baker’s success. For 2006, the base salary increases for the named executive officers ranged from zero to 10.07%. These increases are discussed further in connection with the “Summary Compensation Table” which follows.

Short-Term Incentive Compensation.  Michael Baker’s short-term incentive compensation is intended to compensate executive officers directly if strategic and financial performance targets are achieved and reward executive officers for performance on those activities that are most directly under their control and for which they are responsible. The short-term incentive compensation is awarded under the 2006 Incentive Compensation Plan derived under the Line of Sight Plan developed by William M. Mercer. By providing an incentive opportunity based on market-based performance goals, the plan is designed to establish a “line of sight” between the overall performance of Michael Baker and the individual contribution of the officer. The Compensation Committee designates participants into one of three groups. Executive officers participate in Group 1. Each participant is assigned an incentive target within 90 days of the beginning of a plan year. For 2006 the incentive targets for the named executive officers were the following percentages of base salary:

Mr. Fusilli	55%
Mr. Mooney	35%
Mr. Mallory	35%
Mr. McKnight	35%
Mr. Pajak	35%
Mr. Whiteford	35%

An incentive target was not established for Mr. Shaw, as he was a director when the targets were assigned.

An incentive award payment is only made if the main Company performance goal is achieved, any participant performance goals are achieved and a participant’s performance reviews meet or exceed expectations. The main Company performance goal for 2006 was Earnings per Share of $1.56 per share. Earnings beyond the $1.56 per share goal result in payouts of up to 120% of the above salary targets. Because this target was not achieved, no short-term incentive awards were earned by our executive officers under this Plan during 2006.

The Compensation Committee may grant discretionary bonuses to executive officers under this Plan. No discretionary bonuses were granted to executive officers for 2006 performance.

Long-Term Incentive Compensation.  The Compensation Committee currently administers Michael Baker’s long-term incentive compensation through the 2003 Long-Term Incentive Compensation Plan. The Plan was developed by the Board of Directors and the Compensation Committee with the assistance of Michael Baker’s executive management team using benchmarking to establish the target percentages by position. A total of 750,000 shares of common stock are available for issuance under the Plan. The Plan is administered by the Compensation Committee. The long-term incentive compensation plan is designed to award employees for specific performance factors, which are defined in the Plan, over a three-year time period. The Compensation Committee and the Board believe that this plan design provides a commitment to long-term performance. The Plan provides for the payment of performance-based incentive awards to employees and includes provisions that protect Michael Baker’s ability to take a tax deduction for such awards. Payment of incentive awards will be, in part, in the form of stock and restricted stock, which will assist in aligning the interests of employees and shareholders.

The primary purpose of the 2003 Long-Term Incentive Plan is to provide an incentive payment opportunity to key employees of Michael Baker that may be earned upon the achievement of certain goals. This places a portion of an individual’s compensation at risk, so as to enable us to reward performance based on the overall performance of Michael Baker and the individual performance of the employee. Any key employee of Michael Baker is eligible to participate in the long-term incentive plan. The Chief Executive Officer designates, and the Compensation Committee approves, employees to participate in the Plan. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with Michael Baker. Long-term incentive award values are competitive with market practice for similar executive positions in Michael Baker’s peer group.

Each participant under the Plan is assigned an incentive target expressed as a percentage of the participant’s base salary as related to the level of achievement that may be attained over the performance period. Incentive targets are determined within 90 days after the beginning of each performance period and approved by the Compensation Committee.

Incentive awards may be earned by participants during a performance period provided, however, no incentive award may exceed the participant’s incentive target established for the actual level of achievement attained over the performance period and payment of any incentive award under the Plan is contingent upon:

•	the achievement of the threshold Company performance goal (measured at 80% of target) for each year within the performance period,

•	the achievement of any applicable Company performance goals, and

•	the achievement of any applicable participant performance goals.

Company performance goals are established within 90 days after the beginning of a performance period by the Compensation Committee. Company performance goals may be based upon one or more objective performance measures including earnings per share, earnings per share growth rates, return on total capital, stock price, revenues, revenues from operations, costs, net income, operating income, operating margin, cash flow, market share, return on equity, return on assets and total shareholder return. The Compensation Committee designates one or more of the Company performance goals as the threshold Company performance goal(s) and the weighting among the various Company performance goals established.

Participant performance goals are established within 90 days after the beginning of a performance period. The Chief Executive Officer typically recommends participant performance goals to the Compensation Committee, who then reviews and approves such participant performance goals; however, the Compensation Committee establishes the performance goals for the Chief Executive Officer. Participant performance goals are specific performance goals for individual participants, which may be based upon one or more objective performance measures including number of accounts, gross margin, workers’ compensation claims, budgets, cost per hire, turnover rate, training costs and expenses.

When the Company performance goals and participants’ performance goals are established, the Compensation Committee also specifies the manner in which the level of achievement of Company and participant performance goals are calculated and the weighting assigned to these performance goals. The Compensation Committee may determine that unusual items or specified occurrences, including changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles, are excluded from the calculation.

The Compensation Committee has no discretion to increase any incentive target or incentive award payable under this plan, but the Compensation Committee may reduce or eliminate an incentive target or incentive award, provided such decrease does not increase the award of another participant.

The Company performance goal established for the three year performance period 2006-2008 was earnings per share. As earnings per share was the only Company performance goal established, it served as the threshold performance goal. The earnings per share goals for fiscal years 2006, 2007 and 2008 were established at a 20% increase per year using the 2005 earnings per share budget as a starting point. The objective was to reward executives only if performance met these above average growth expectations. Incentive targets for the named executive officers as a percentage of base salary for this performance period are:

Mr. Fusilli	100%
Mr. Mooney	50%
Mr. Mallory	50%
Mr. McKnight	50%
Mr. Pajak	50%
Mr. Whiteford	50%

Because Mr. Shaw was a non-employee director when the incentive targets were established, he was not assigned an incentive target under the Plan.

There were no participant goals established under the 2003 Long-Term Incentive Plan for the 2006-2008 performance period. Therefore, if 80% of the earnings per share target is achieved for a given year in the performance period then the individual will receive 30% of his target incentive for that year provided that in each other year in the 3-year performance period at least 80% of the target earnings per share is achieved. If 100% of the earnings per share target is achieved for a given year in the performance period, then the individual will receive 100% of his target incentive for that year; provided, that in each other year in the 3-year performance period, at least 80% of the target earnings per share is achieved. If 120% of the earnings per share is achieved for a given year in the performance period, then the individual will receive 150% of his target incentive for that year; provided, that in each other year in the 3-year performance period, at least 80% of the target earnings per share is achieved.

Although 80% of the Company performance goal was achieved for fiscal year 2006, the Compensation Committee exercised its discretion under the Plan and determined that no long-term incentive benefit was earned by executive officers during 2006 for the 2006-2008 performance period under the Plan. However, because 80% of the goal was achieved, incentive benefits for the 2007 and 2008 years in this performance period can be earned. Additionally, no long-term incentive benefits for the previously established 2005-2007 and 2004-2006 performance periods were earned during 2006 because the 2005 Company performance goal was not achieved so no benefit for these performance periods could be earned.

Stock Ownership Requirements.  We do not currently have any policy or guidelines that require a specified ownership of Michael Baker’s common stock by Michael Baker’s directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. As of March 5, 2007, Michael Baker’s Directors and executive officers as a group owned approximately 2.73% of Michael Baker’s outstanding common stock.

Perquisites and Other Personal Benefits.  Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. We provide the following perquisites to Michael Baker’s executive officers: group life insurance premiums paid on behalf of Michael Baker’s executives, social and health club dues, tax gross-up payments and matching contributions made under Michael Baker’s 401(k) plan. Effective December 1, 2006, Michael Baker no longer reimburses executives for social and health club dues.

Post-termination Compensation.

Michael Baker does not generally provide employment or severance agreements to its executive officers. However, as discussed below, Mr. Shaw has both an Employment Agreement and a Consulting Agreement under which he is provided certain post-termination benefits.

Tax Implications of Executive Compensation.  Michael Baker’s aggregate deductions for each named executive officer’s compensation are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code.

Stock Option Practices.  We do not have an active stock option plan for our executive officers. The terms of prior plans included provisions to award stock options to purchase Michael Baker’s common stock to executive officers at or above the fair market value of Michael Baker’s common stock at the grant date.

Summary Compensation Table

This table shows the compensation for each person serving as Michael Baker’s Chief Executive Officer during 2006, Michael Baker’s Chief Financial Officer and the three other most highly paid executive officers, other than the Chief Executive Officer and Chief Financial Officer, in 2006. The table also includes data for an officer who would have been one of the other highly paid officers if he was still in office at December 31, 2006.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
						Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Stock Awards		Awards	Compensation(3)	Earnings	Compensation(4)	Total

Richard L. Shaw	2006	$112,592	—	$16,698	(2)	—	—	—	$323,341	$452,631
Chief Executive Officer
(Principal Executive Officer)(1)
Donald P. Fusilli	2006	$317,906	—	—		—	—	—	$68,517	$386,423
Former President and
Chief Executive Officer
(Principal Executive Officer)(1)
William P. Mooney	2006	$276,755	—	—		—	—	—	$9,623	$286,378
Executive Vice
President and
Chief Financial Officer
(Principal Financial Officer)
Bradley L. Mallory	2006	$238,040	—	—		—	—	—	$12,018	$250,058
President — Baker Engineering
H. James McKnight	2006	$259,697	—	—		—	—	—	$19,958	$279,655
Executive Vice
President, General
Counsel and Secretary
Andrew P. Pajak	2006	$212,318	—	—		—	—	—	$105,910	$318,228
Executive Program Director
John D. Whiteford	2006	$246,953	—	—		—	—	—	$13,526	$260,479
Corporate Executive
Vice President

(1)	Mr. Fusilli served as Chief Executive Officer until September 2006, at which time Mr. Shaw was appointed Chief Executive Officer.

(2)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2006 in accordance with FAS 123R related to the award of restricted stock under the 1996 Nonemployee Directors Stock Incentive Plan. For the assumptions used in the calculation of this amount under FAS 123R, see Note 19 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2006.

(3)	Because the 2006 main Company performance goal of $1.56 per share was not achieved, no short-term incentive was earned under the 2006 Incentive Compensation Plan. No long-term incentive benefit was earned by executive officers during 2006 for the 2006-2008 performance period under the 2003 Long-Term Incentive Plan as discussed in the “Compensation Discussion and Analysis” above. Additionally, no long-term incentive benefits for the previously established 2005-2007 and 2004-2006 performance periods were earned during 2006 because the 2005 Company performance goal was not achieved under the 2003 Long-Term Incentive Plan.

(4)	The amount of all other compensation for each named executive officer in 2006 includes the following:

			Medical	Post-		Tax
	401(k)	Group Life	Insurance	Retirement		Gross	Club	Termination		Director		Consulting
Name	Match	Premiums	Premiums	Benefit		up	Dues	Benefits		Fees		Fees		Total

Richard L. Shaw	—	$46,594	$5,533	$154,000	(1)	—	—	—		$37,525	(4)	$79,689	(6)	$323,341
Donald P. Fusilli	$8,937	$1,916	—	—		$2,823	$6,400	$44,799	(2)	$3,642	(5)	—		$68,517
William P. Mooney	—	$983	—	—		$2,645	$5,995	—		—		—		$9,623
Bradley L. Mallory	$8,937	$817	—	—		$693	$1,571	—		—		—		$12,018
H. James McKnight	$8,937	$5,623	—	—		$1,652	$3,746	—		—		—		$19,958
Andrew P. Pajak	$9,225	$1,420	—	—		$622	$1,410	$93,233	(3)	—		—		$105,910
John D. Whiteford	$9,225	$518	—	—		$1,158	$2,625	—		—		—		$13,526

(1)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2006 for the post-retirement benefits payable under Mr. Shaw’s Employment Agreement or Consulting Agreement discussed below.

(2)	Reflects payout of earned but unused vacation through the date of Mr. Fusilli’s departure in September 2006 of $44,799.

(3)	Reflects payout of earned but unused vacation through the date of Mr. Pajak’s departure in November 2006 of $13,229 and severance benefits of $80,004.

(4)	Reflects director fees earned by Mr. Shaw for his service as a director prior to his appointment as Chief Executive Officer in September 2006 as follows: Board Retainer $12,750, Executive Committee Chair $1,875, Chairman of the Board $11,250 and Board Meeting Fees $11,650.

(5)	Reflects director fees earned by Mr. Fusilli for his service as a director after his service as Chief Executive Officer as follows: Board Retainer $3,542 and Board Meeting Fees $100.

(6)	Reflects earnings by Mr. Shaw under his Consulting Agreement, discussed below, prior to his appointment as Chief Executive Officer in September 2006.

Michael Baker’s executive officers do not have employment agreements except for Michael Baker’s Chief Executive Officer, Mr. Shaw. Michael Baker entered into an Employment Agreement with Richard L. Shaw in April 1988, which was supplemented a variety of times during his tenure as Chief Executive Officer. The latest supplement occurred effective September 14, 2006 when Mr. Shaw resumed the full-time position of Chief Executive Officer at an annual salary of $430,498 after the departure of Mr. Fusilli on September 12, 2006. This salary reflects an increase of $5,492 from his previous Chief Executive Officer salary of $425,006 when he retired in April 2001. In addition, the agreement provides for the payment of the costs of health insurance for both Mr. and Mrs. Shaw for life and maintenance of life insurance for Mr. Shaw. This Agreement also provides for a supplemental retirement benefit of $5,000 per month commencing on expiration of the Agreement until both Mr. and Mrs. Shaw are deceased. The 2006 Supplement suspends payments under Mr. Shaw’s Consulting Agreement, discussed below, during the period he is employed as Michael Baker’s Chief Executive Officer, although its term continues to run.

Mr. Shaw also has a Consulting Agreement, which was amended and restated on April 26, 2001 upon his resignation as Chief Executive Officer, whereby he agreed to perform consulting services for Michael Baker for a two year term. The Consulting Agreement has been extended for a variety of two or one year periods through April 2008. The Consulting Agreement provides annual compensation equal to 25% of Mr. Shaw’s previous salary of $425,006. In addition, under the Consulting Agreement, Michael Baker covers the costs of health insurance and maintains life insurance for Mr. Shaw. The Consulting Agreement also provides for a supplemental retirement benefit of $5,000 per month commencing at the expiration of the consulting term. The supplemental retirement benefit under the Consulting Agreement replaces, and is not in addition to, the supplemental retirement benefit under the Employment Agreement. As noted above, payments under the Consulting Agreement are suspended during the period Mr. Shaw is employed as Michael Baker’s Chief Executive Officer, although its term continues to run.

For 2006, the base salary increases resulting from the process described in the Compensation Discussion and Analysis for the other named executive officers ranged from zero to 10.07% as follows:

Mr. Fusilli	0.00%
Mr. Mooney	3.47%
Mr. Mallory	5.00%
Mr. McKnight	4.00%
Mr. Pajak	0.00%
Mr. Whiteford	10.07%

Mr. Whiteford’s salary increase was higher than the other executive officers because he assumed additional responsibilities.

Grants of Plan-Based Awards for 2006

The following table provides information relating to grants established during 2006 pursuant to Michael Baker’s 2006 Incentive Compensation Plan and 2003 Long-Term Incentive Plan to the individuals named in the “Summary Compensation Table” set forth above.

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
		Estimated Future Payouts						Number of	Number of	or Base	Value of
		under Non-Equity Incentive			Estimated Future Payouts under Equity Incentive			Shares of	Securities	Price of	Stock and
	Grant	Plan Awards(1)			Plan Awards			Stock or	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Richard L. Shaw(2) Short Term		—	—	—	—	—	—	—	—	—	—
Long Term		—	—	—	—	—	—	—	—	—	—
Donald P. Fusilli Short Term(3)(5)	1/2006	$—	$236,774	$284,129	—	—	—	—	—	—	—
Long Term(4)(5)	2/2006	$344,398	$430,498	$645,747	—	—	—	—	—	—	—
William P. Mooney Short Term(3)	1/2006	$—	98,003	$117,604	—	—	—	—	—	—	—
Long Term(4)	2/2006	$112,004	$140,005	$210,007	—	—	—	—	—	—	—
Bradley L. Mallory Short Term(3)	1/2006	$—	$84,710	$101,652	—	—	—	—	—	—	—
Long Term(4)	2/2006	$96,812	$121,014	$181,522	—	—	—	—	—	—	—
H. James McKnight Short Term(3)	1/2006	$—	$92,121	$110,545	—	—	—	—	—	—	—
Long Term(4)	2/2006	$105,281	$131,602	$197,402	—	—	—	—	—	—	—
Andrew P. Pajak Short Term(3)(5)	1/2006	$—	$84,004	$100,805	—	—	—	—	—	—	—
Long Term(4)(5)	2/2006	$96,004	$120,006	$180,008	—	—	—	—	—	—	—
John D. Whiteford Short Term(3)	1/2006	$—	$91,000	$109,200	—	—	—	—	—	—	—
Long Term(4)	2/2006	$104,000	$130,000	$195,000	—	—	—	—	—	—	—

(1)	These columns show the range of payments that could be earned by the named executive officers if performance goals were achieved in accordance with the terms of the applicable plan and the individuals remained employed by Michael Baker as required by such plan.

(2)	No grants were established for Mr. Shaw under Michael Baker’s 2006 Incentive Compensation Plan or the 2003 Long-Term Incentive Plan because Mr. Shaw was serving as a non-employee director when the applicable incentive targets were established and was also not eligible under the Plan document.

(3)	Grants were established during 2006 under the 2006 Incentive Compensation Plan. The value of the award, if earned, is denominated and paid out in dollars.

(4)	Grants were established during 2006 under the 2003 Long-Term Incentive Plan. The value of the award, if earned, is denominated in dollars, however, the payout under the plan, if earned, would be made in cash, stock and restricted stock in accordance with the terms of the plan. The Plan provides for payout of 50% in cash and 50% in common stock, one-half of which is restricted and subject to forfeiture in the event the participant is no longer employed by Michael Baker prior to the first anniversary of the end of the performance period.

(5)	Neither Mr. Fusilli nor Mr. Pajak can earn awards under the plans as their employment was terminated during 2006.

The main Company performance goal for 2006 under the 2006 Incentive Plan was earning per share of $1.56 per share. Because this target was not achieved, no short-term incentive awards were earned by executive officers under this plan.

The Company performance goal established for the three-year performance period 2006-2008 under the 2003 Long-Term Incentive Plan was earnings per share. As earnings per share was the only Company performance goal established, it served as the threshold performance goal. The earnings per share goals for fiscal years 2006, 2007 and 2008 were established at a 20% increase per year using the 2005 earnings per share budget as a starting point. The objective was to reward executives only if performance met these above average growth expectations. Although 80% of the Company performance goal was achieved for fiscal year 2006, the Compensation Committee exercised its discretion under the Plan and determined that no long-term incentive benefit was earned by executive officers during 2006 for the 2006-2008 performance period under the Plan. However, because 80% of the goal was achieved, incentive benefits for the 2007 and 2008 years in this performance period can be earned

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2006 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market of
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number			Number of	Value of	Shares,	Shares,
	Securities	Securities	of Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Not Vested	Not Vested
Richard L. Shaw	1,000	—	—	$6.843750	5/15/2007	1,500	$33,975	—	—
	1,000	—	—	$10.125000	4/24/2008
	1,000	—	—	$7.812500	7/02/2009
	2,000	—		$10.02500	4/26/2011
	2,000	—	—	$15.03500	4/26/2012
	2,000	—	—	$8.550000	4/25/2013
	2,000	—	—	$12.625000	4/23/2014
	2,000	—	—	$20.160000	4/22/2015
Donald P. Fusilli	—	—	—	—	—	—	—	—	—
William P. Mooney	19,708	—	—	$15.625000	2/21/2012	—	—	—	—
Bradley L. Mallory	—	—	—	—	—	—	—	—	—
H. James McKnight	—	—	—	—	—	—	—	—	—
Andrew P. Pajak	—	—	—	—	—	—	—	—	—
John D. Whiteford	15,602	—	—	$15.625000	2/21/2012	—	—	—	—

Option Exercises and Stock Vested

The following table provides information pertaining to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2006 for the individuals named in the “Summary Compensation Table” set forth above.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired	Value Realized		Acquired		Value Realized
Name	on Exercise	on Exercise		on Vesting		on Vesting

Richard L. Shaw	1,000	$22,079	(1)(2)	1,000	(2)	$28,205	(2)
Donald P. Fusilli	153,422	$1,701,375	(1)	—		—
William P. Mooney	—	—		777	(3)	$19,911
Bradley L. Mallory	—	—		648	(3)	$16,605
H. James McKnight	21,834	$196,574	(1)	761	(3)	$19,501
Andrew P. Pajak	—	—		—		—
John D. Whiteford	—	—		646	(3)	$16,554

(1)	Calculated by multiplying the number of shares by the difference between the market price of Michael Baker’s common stock and the exercise price of the option(s) on the exercise date.

(2)	Reflects exercise of stock options and vesting of restricted shares granted to Mr. Shaw for his service as a director under the 1996 Nonemployee Directors Stock Incentive Plan.

(3)	Reflects the vesting of restricted shares issued on March 15, 2005 as a portion of the 2003 Long-Term Incentive Compensation Plan payout.

Potential Payments on Termination or Change in Control

General

Michael Baker does not generally provide employment or severance agreements to its executive officers. In December of 2006, Michael Baker terminated its change of control agreements with its executive officers based on the recommendation of the Chairman of the Board. All executive officers except for Mr. Shaw are covered by Michael Baker’s standard severance policy. Under this policy, the named executive officers would have received the following amounts if termination occurred at December 31, 2006:

William P. Mooney	$21,539
Bradley L. Mallory	$13,963
H. James McKnight	$30,370
Andrew P. Pajak	$9,231
John D. Whiteford	$60,000

While these are the minimum amounts that the named executive officers would receive under the Company’s standard policy, Michael Baker generally negotiates the terms of severance arrangements with its executive officers based on the facts and circumstances of the separation. The following analysis discusses the potential payments due to the previously-named executive officers upon a termination of employment of such officers under the existing employment arrangements and incentive plans entered into by Michael Baker.

Michael Baker is negotiating with Mr. Fusilli regarding severance and any potential claims in connection with his termination in September 2006. Michael Baker accrued $250,000 in its consolidated financial statements during fiscal year 2006 for this settlement.

Employment Agreement and Consulting Agreement with Mr. Shaw

Under Mr. Shaw’s Employment Agreement and Mr. Shaw’s Consulting Agreement discussed above, Mr. Shaw is entitled to a supplemental benefit of $5,000 per month until both he and his spouse are deceased, paid life insurance premiums for himself, and paid medical insurance premiums for himself and his spouse for life. These benefits are payable after his retirement if he is not consulting. If Mr. Shaw had resigned as Chief Executive Officer and did not perform consulting services after his resignation as of December 31, 2006, the estimated value of this benefit is $942,370.

Short-Term Incentive Plan

No post-termination benefits are available under the 2006 Incentive Compensation Plan for voluntary terminations by an individual. Under this plan any participant whose employment is terminated by Michael Baker involuntarily other than for cause following the end of a plan year will not forfeit such participant’s right to any unpaid incentive awards for such plan year. In addition, any participant whose employment is terminated by Michael Baker involuntarily other than for cause after June 30 of a plan year will be entitled to a pro-rated incentive award for the period of employment during such plan year, subject to the other terms and conditions of the plan and the achievement of the applicable performance goals and targets for such period. Because no incentive awards were earned in 2006, as performance goals were not met, no post-termination benefits were available for involuntary terminations under the Plan.

Long-Term Incentive Plan

The only post-termination benefit under 2003 Long-Term Incentive Plan is for death disability and retirement. Under the Plan, if during a performance period any participant dies, becomes disabled, or retires at age 65 or older under and pursuant to any retirement plan of Michael Baker, the participant will be entitled to receive a pro-rated incentive award for the portion of the performance period during which such participant was employed, subject to the other terms and conditions of the Plan and the achievement of the applicable performance goals and targets for such period. Because no incentive awards were earned during 2006 under the Plan, no post-termination benefits were available for death, disability or retirement under the Plan.

Board of Directors Compensation

Employee directors receive no compensation for their service on the Board of Directors. Non-employee directors receive compensation as follows. Each director of Michael Baker receives an annual cash retainer equal to $17,000 for his or her services as director. In addition, each such director is entitled to receive $1,000 for each Board meeting that they attend in person and $750 for each Board committee meeting that they attend in person. If a director participates by telephone in a Board meeting or Board committee meeting, then such director is entitled to receive $100 for each meeting in which they participate. Further, the Chairman of the Board of Directors is entitled to receive an additional annual retainer equal to $15,000 for his services and $1,250 for each Board meeting that he attends in person. The chairmen of the Board committees, excluding the Audit Committee Chairman, are entitled to receive an additional annual retainer equal to $2,500 for services. The Audit Committee Chairman receives an additional annual retainer equal to $4,500 for services. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

In addition, non-employee directors participate in the 1996 Nonemployee Directors Stock Incentive Plan, which provides long-term incentive compensation to eligible directors. Under this plan, each member of the Board of Directors who is not an employee on the first business day following the annual meeting of shareholders each year is granted (i) 1,500 restricted shares which will vest after a two-year period commencing on the date of the issuance of such restricted shares, subject to any change of control of Michael Baker (as defined in the plan), upon which all restrictions will lapse and (ii) an option to purchase 2,000 shares of Michael Baker’s common stock which is not exercisable until the six-month anniversary of the date of grant, subject to any change of control of Michael Baker (as defined in the plan), upon which such options become immediately and fully exercisable.

The following table discloses compensation received by each non-employee member of Michael Baker’s Board of Directors who served as a director during 2006:

						Change in
						Pension
						Value and
						Nonqualified
	Fees					Deferred
	Earned or		Stock	Option	Non-Equity	Compensation	All Other
	Paid in		Awards	Awards	Incentive Plan	Earnings	Compensation
Name	Cash		(1)(3(5))	(2)(4))(6)	Compensation	(7)	(8)		Total

Robert N. Bontempo	$41,900	(9)	$17,966	$18,542	—	$571	$18,947		$97,926
Nicholas P. Constantakis	$42,100		$17,966	$18,542	—	$197	$7,869	(10)	$85,674
William J. Copeland	$29,350		$17,966	$18,542	—	$191	$6,668		$72,717
Robert H. Foglesong	$17,733		$1,268	$18,542	—	—	—		$37,542
Roy V. Gavert, Jr.	$44,750		$17,966	$18,542	—	—	—		$81,258
John E. Murray, Jr.	$35,825		$17,966	$18,542	—	—	—		$72,333
Pamela S. Pierce	$29,059	(9)	$16,388	$18,542	—	$66	$1,633		$65,688
Thomas D. Larson	$11,375		$16,698	—	—	—	$3,350		$31,423

(1)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2006 in accordance with FAS 123R related to awards of restricted stock under the 1996 Nonemployee Directors Stock Incentive Plan.

(2)	Reflects the dollar amount recognized in Michael Baker’s financial statements for fiscal year 2006 in accordance with FAS 123R related to the awards of stock options under the 1996 Nonemployee Directors Stock Incentive Plan.

(3)	The grant date fair value with regard to each director’s grant of 1,500 shares of restricted stock computed in accordance with FAS 123R is $30,420.

(4)	The grant date fair value with regard to each director’s grant of 2,000 stock options computed in accordance with FAS 123R is $18,540. For the assumptions used in valuing option awards under FAS 123R, see Note 19 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2006.

(5)	The aggregate number of restricted stock awards outstanding as of December 31, 2006 (some of which restrictions have lapsed) for each of the non-employee directors is as follows: Dr. Bontempo 9,000, Mr. Constantakis 7,500, Mr. Copeland 9,500, General Foglesong 1,500, Mr. Gavert 9,500, Dr. Murray 9,000 and Ms. Pierce 3,000.

(6)	The aggregate number of stock options outstanding as of December 31, 2006 for each of the non-employee directors is as follows: Dr. Bontempo 16,000, Mr. Constantakis 13,000, Mr. Copeland 16,000, General Foglesong 2,000, Mr. Gavert 6,000, Dr. Murray 16,000 and Ms. Pierce 4,000.

(7)	Represents the interest on compensation deferred by the director under the Outside Director Deferred Compensation Plan that is considered preferential because the rate of interest earned in December 2006 exceeded 120% of the federal long-term rate.

(8)	Represents interest on compensation deferred by the director under the Outside Director Deferred Compensation Plan.

(9)	All fees earned in 2006 were deferred under the Outside Director Deferred Compensation Plan.

(10)	Includes $1,000 contribution made to Villanova University under Michael Bakers matching gift program.

RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy.  It is Michael Baker’s policy that the Governance and Nominating Committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, the Governance and Nominating Committee must approve or ratify the transaction at the next scheduled meeting of the Governance and Nominating Committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between Michael Baker and any officer, director or certain affiliates of Michael Baker that has a value in excess of $120,000. In reviewing related party transactions, the Governance and Nominating Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Michael Baker, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third party, and any other factors necessary to its determination that the transaction is fair to Michael Baker. Michael Baker’s board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any stockholder upon request.

Mr. Fusilli is a registered professional engineer. In order to facilitate Michael Baker’s compliance with certain state regulatory requirements, Mr. Fusilli held a 50% ownership interest in a Pennsylvania partnership, Baker and Associates, which was established for the purpose of practicing professional engineering in those states. Mr. Fusilli received no gain or profit from the partnership or the contracts into which it entered. All profits from such contracts are assigned by the partnership to Michael Baker or a subsidiary. Following Mr. Fusilli’s departure, Michael Baker designated David J. Greenwood, another independent registered professional engineer, to hold the 50% ownership interest in this partnership.

OTHER INFORMATION

Other Business

Michael Baker does not expect any business to come before the meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to his/her best judgment.

Independent Registered Public Accounting Firm

On June 27, 2005, the Board of Directors of Michael Baker approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as Michael Baker’s independent registered public accounting firm and appointed Deloitte & Touche LLP as the independent registered public accounting firm for Michael Baker for the fiscal year ended December 31, 2005.

PwC’s audit reports on Michael Baker’s financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2004 and 2003, and through June 27, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports of Michael Baker’s financial statements for such years. During the fiscal years ended December 31, 2004 and 2003, and through June 27, 2005, there were no reportable events as described under Item 304(a) (1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2004 and 2003, and through June 27, 2005, Michael Baker did not consult with Deloitte & Touche LLP regarding any of the matters described under Item 304(a)(2)(i) or (ii) of Regulation S-K. Michael Baker has provided PwC and Deloitte & Touche LLP with a copy of this disclosure.

The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and, while the representatives do not currently plan to make a statement at the meeting, they will have the opportunity if they so desire. They will also be available to respond to appropriate questions.

The Audit Committee of the Board of Directors of Michael Baker has selected Deloitte & Touche LLP as its independent registered public accounting firm for 2007.

Audit Fees

This table shows the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2005:

	2006		2005

Audit Fees	$852,953	(1)	$1,737,958	(1)
Audit-Related Fees	$15,000	(2)	$14,981	(2)
Tax Fees	$38,820	(3)	$85,489	(3)

Total Fees	$906,773		$1,838,428

(1)	Deloitte & Touche LLP’s audit fees represent the aggregate fees billed for fiscal year 2006 or 2005, as indicated, for professional services rendered by Deloitte & Touche LLP for the audit of Michael Baker’s annual financial statements and review of financial statements included in Michael Baker’s Quarterly Reports on Form 10-Q. Included in the audit fees for fiscal year 2005 are $998,044 of fees and cost overruns associated with the restatement of Michael Baker’s financial statements for fiscal years 2004, 2003, 2002 and 2001.

(2)	These amounts reflect services related to the Baker 401(k) Plan audit fees.

(3)	These amount reflects services related to revenue certification, Nigerian corporate taxes and Nigerian work-related VAT taxes. In addition to the fees listed for services related to fiscal year 2006 or 2005, Deloitte & Touche LLP’s fees for the same type of services related to prior fiscal years performed and billed in 2006 were $92,043 and in 2005 were $231,263.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services must be pre-approved by the Audit Committee.

The Chief Financial Officer determines whether services to be provided require pre-approval or are included within the list of pre-approved services.

All services provided by Deloitte & Touche LLP in fiscal years 2006 and 2005 were pre-approved by the Audit Committee.

Code of Ethics for Senior Officers

Michael Baker has adopted a Code of Ethics for Senior Officers that includes the provisions required under applicable Securities and Exchange Commission regulations for a code of ethics. A copy of the Code of Ethics for Senior Officers is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it. In the event that we make any amendments to or waivers from this Code, we will discuss the amendment or waiver and the reasons for such on Michael Baker’s website.

The obligations of the Code of Ethics for Senior Officers supplement, but do not replace, the Code of Business Conduct applicable to Michael Baker’s directors, officers and employees. A copy of the Code of Business Conduct is posted on Michael Baker’s website at http://www.mbakercorp.com and is available in print to any shareholder who requests it.

Communications by Shareholders with the Board

The Board provides a process for shareholders to send communications to the Board or to any of the directors of Michael Baker. Shareholder communications to the Board or any director should be sent c/o the Secretary of Michael Baker, Airside Business Park, 100 Airside Drive, Moon Township, PA 15108. All such communications will be compiled by the Secretary of Michael Baker and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board.

Expenses of Solicitation

Michael Baker pays the cost for proxy solicitation. In addition to mailing, officers, directors and other employees may, in a limited number of instances, solicit proxies in person by telephone or facsimile.

Shareholder Proposals for Next Year

To be eligible for inclusion in next year’s proxy for the 2008 annual meeting of shareholders, the deadline for shareholder proposals to be received by the Company’s Secretary is on or before November 15, 2007. Nominations of candidates for election as directors must be made in accordance with Section 2.01.1 of the Company’s By-Laws, which provides for submission of nominations at least 60 days prior to the annual meeting. The 2008 annual meeting is currently expected to be held in April of 2008. In connection with the 2008 annual meeting of shareholders, any shareholder intending to present a proposal for action by the shareholders at the annual meeting must give written notice of the matter or proposal to be considered on or before January 29, 2008, or the persons appointed by the Board of Directors to act as proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal raised at the 2008 annual meeting.

By order of the Board of Directors,

H. JAMES MCKNIGHT
Secretary

APPENDIX A

MICHAEL BAKER CORPORATION
CHARTER — AUDIT COMMITTEE
(Amended and Restated as of February 19, 2004)

Committee Role

The Committee’s role is to act on behalf of the Board of Directors and oversee all material aspects of the Company’s reporting, control, and audit functions, except those specifically related to the responsibilities of another standing committee of the board. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements.

The role also includes coordination with other board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other committee advisors.

Committee Membership

The Committee shall consist of at least three independent board members. Committee members shall have (1) knowledge of the primary industries in which the Company operates; (2) the ability to read and understand fundamental financial statements; and (3) the ability to understand key business and financial risks and related controls and control processes. The Committee shall have access to its own counsel and other advisors at the Committee’s sole discretion.

At least one member should be “financially sophisticated” having past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background. The Committee shall have at least one member who qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K. Committee appointments and Committee Chairman shall be approved annually by the full Board upon recommendation of the Chairman of the Board.

Committee Operating Principles

The Committee shall fulfill its responsibilities within the context of the following overriding principles:

•	Communications — The chairperson and others on the Committee shall, to the extent appropriate, have contact throughout the year with senior management, other Committee chairpersons, and other key Committee advisors, external and internal auditors, etc., as applicable, to strengthen the Committee’s knowledge of relevant current and prospective business issues.

•	Committee Education/Orientation — The Committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the company. Additionally, individual Committee members are encouraged to participate in relevant and appropriate self-study education to assure understanding of the business and environment in which the Company operates.

•	Meeting Agenda — Committee meeting agendas shall be the responsibility of the Committee chairperson, with input from Committee members. It is expected that the chairperson would also ask for management and key Committee advisors, and perhaps others, to participate in this process.

•	Committee Expectations and Information Needs — The Committee shall communicate Committee expectations and the nature, timing, and extent of Committee information needs to management, internal audit, and external parties, including external auditors. Written materials, including key performance indicators and measures related to key business and financial risks, shall be received from management, auditors, and others prior to the meeting. Meeting conduct will assume Board members have reviewed written materials in sufficient depth to participate in Committee/Board dialogue.

•	External Resources — The Committee shall be authorized to access internal and external resources, as the Committee requires, to carry out its responsibilities. The Company will provide appropriate funding as determined by the Committee for payments of compensation of the registered public accountant, advisers and other expenses to carry out the Committee’s duties.

•	Committee Meeting Attendees — The Committee shall request members of management, counsel, internal audit, and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the Committee’s responsibilities. Periodically and at least annually, the Committee shall meet in private session with only the Committee members. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the Audit Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet in executive session separately with internal and external auditors, at least annually.

•	Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report, after each meeting, to the full Board. In addition, summarized minutes from Committee meetings shall be available to each Board member.

•	Committee Self Assessment — The Committee shall review, discuss, and assess its own performance as well as the Committee’s role and responsibilities, seeking input from senior management, the full Board, and others. Changes in role and/or responsibilities, if any, shall be recommended to the full Board for approval.

•	Independent Board Members — The Board shall be composed of executive and nonexecutive members. Independent members are nonexecutive members who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

All members of the Committee must be “independent”. The following categories of person have been determined by the Board of Directors to not be considered “independent”:

•	a director who is employed by the Company for the current year or any of the past three years;

•	a director who has accepted any compensation from the Company or any of its affiliates or has an immediate family member who has accepted compensation from the Company in excess of $60,000 during any of the past three fiscal years, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

•	a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•	a director who is employed as an executive, or has an immediate family member who is employed as an executive, of another entity where any of the Company’s executives serve on that entity’s compensation committee.

•	A director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

•	A director who is an “affiliated person” of the Company as defined under Rule 10A-3 of the Exchange Act.

Meeting Frequency

The Committee shall meet at least quarterly. Additional meetings shall be scheduled as considered necessary by the committee or chairperson.

Reporting to Shareholders

The Committee shall make available to shareholders a summary report on the scope of its activities. This report will be included in the Company’s annual proxy statement.

Committee’s Relationship with External and Internal Auditors

•	The Audit Committee, in its capacity as a committee of the board of directors, is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors engaged to audit and issue an audit report on the Company’s financial statements.

•	The external auditors, in their capacity as independent registered public accountants, shall be responsible to the Audit Committee, in its capacity as a committee of the Board of Directors, as representatives of the shareholders.

•	As the external auditors review financial reports, they will be reporting to the Audit Committee. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. In executing its oversight role, the Committee should review the work of external auditors.

•	The Committee shall annually review the performance (effectiveness, objectivity, and independence) of the external and internal auditors. The Committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, the Committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the Committee is not satisfied with the auditors’ assurances of independence, it shall take or recommend to the full Board appropriate action to ensure the independence of the external auditor.

•	The Committee shall pre-approve all services performed by the external auditors.

•	The internal audit function shall be responsible to the Committee.

•	If either the internal or the external auditors identify significant issues relative to the overall Board responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the Committee chairperson.

•	Changes in those in charge of internal audit or corporate compliance shall be subject to Committee approval.

Primary Committee Responsibilities

Monitor Financial Reporting and Risk Control Related Matters

The Committee should review and assess:

•	Risk Management — The Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk.

•	Annual Reports and Other Major Regulatory Filings — All major financial reports in advance of filings or distribution.

•	Internal Controls and Regulatory Compliance — The Company’s system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations, and noncompliance with the Corporate Code of Conduct.

•	Internal Audit Responsibilities — The annual audit plan and the process used to develop the plan. Status of activities, significant findings, recommendations, and management’s response.

•	Regulatory Examinations — SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations, and management’s response.

•	External Audit Responsibilities — Auditor independence and the overall scope and focus of the annual/interim audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

•	Financial Reporting and Controls — Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions. Important conclusions on interim and/or year-end audit work in advance of the public release of financials.

•	Auditor Recommendations — Important internal and external auditor recommendations on financial reporting, controls, other matters, and management’s response. The views of management and auditors on the overall quality of annual and interim financial reporting.

The Committee should review, assess, and approve:

•	The code of ethical conduct. (Annually)

•	The internal auditor charter. (Annually)

•	This Charter. (Annually)

•	Changes in important accounting principles and the application thereof in both interim and annual financial reports.

•	Significant conflicts of interest and related-party transactions.

•	External auditor performance and changes in external audit firm (subject to ratification by the full Board).

•	Procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Internal auditor performance and changes in internal audit leadership and/or key financial management.

ANNUAL MEETING OF STOCKHOLDERS OF
MICHAEL BAKER CORPORATION
April 19, 2007

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â  Please detach along perforated line and mail in the envelope provided. â
■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

NOMINEES:

☐	FOR ALL NOMINEES	¡	Robert N. Bontempo
		¡	Nicholas P. Constantakis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William J. Copeland Robert H. Foglesong
		¡	Roy V. Gavert, Jr.
☐	FOR ALL EXCEPT	¡	John E. Murray, Jr.
	(See instructions below)	¡	Pamela S. Pierce
		¡	Richard L. Shaw

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (●)
To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

YOU MAY RECEIVE MULTIPLE PROXY CARDS FOR COMMON
STOCK. PLEASE VOTE EACH PROXY CARD THAT YOU RECEIVE
AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON
STOCK HELD BY YOU.

                     ■
PROXY
MICHAEL BAKER CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD DIRECTORS
     The undersigned stockholder hereby appoints Richard L. Shaw as Proxy to represent and to vote, as designated on the reverse, and in his discretion on any other business which may properly come before the Annual Meeting of the Stockholders (the “Annual Meeting”), all the shares of stock of Michael Baker Corporation (“the Company”) held of record by the undersigned on March 5, 2007, at the Annual Meeting is specified or where a vote to be held on April 19, 2007, or any adjournments thereof. With respect to the election of Directors (Proposal 1), where no vote is specified or where a vote for all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the Proxy named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. Unless contrary instructions are given, if the undersigned withholds the undersigned’s vote for a nominee, all of the undersigned’s cumulative votes will be distributed among the remaining nominees at the discretion of the Proxy. If this proxy card is executed, such shares will be voted at the discretion of the Proxy on any other business as may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
(continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
MICHAEL BAKER CORPORATION
April 19, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE- Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
       - OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â
■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

NOMINEES:

☐	FOR ALL NOMINEES	¡	Robert N. Bontempo
		¡	Nicholas P. Constantakis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William J. Copeland Robert H. Foglesong
		¡	Roy V. Gavert, Jr.
☐	FOR ALL EXCEPT	¡	John E. Murray, Jr.
	(See instructions below)	¡	Pamela S. Pierce
		¡	Richard L. Shaw

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: (●)
To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■